Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into this 16th day of May, 2007 (the “Effective Date”), by and between Wellesley Bank, a bank organized and existing under the laws of the Commonwealth of Massachusetts (hereinafter referred to as the “Employer”) and Thomas J. Fontaine, a resident of the Commonwealth of Massachusetts (the “Employee”).

RECITALS:

The Employer employs the Employee, respectively as the President as of the Effective Date of this Agreement. The Employer and the Employee desire to enter into this Employment Agreement on the terms and conditions set forth herein.

In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1 “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.2 “Affiliate” shall mean any business entity which controls Employer or is controlled by or is under common control with Employer.

1.3 “Area” shall mean the geographic area within a fifty (50) mile radius of any office or branch of the Bank. It is the express intent of the parties that the Area as defined herein is in the area where the Employee performs services on behalf of the Employer under this Agreement as of the Effective Date.

1.4 “Average Annual Compensation” shall mean the average (mean) W-2 compensation for the highest three (3) years of W-2 compensation.

1.5 “Average Monthly Compensation” shall mean the Average Annual Compensation divided by twelve (12).

1.6 “Bank” shall mean Wellesley Bank or its successor(s).

1.7 “Business of the Employer” shall mean the business conducted by the Employer, which is the business of banking, including the solicitation of time and demand deposits and the making of residential, consumer, commercial and corporate loans.

1.8 “Cause” shall mean:

    1.8.1 With respect to termination by the Employer:

(a) A material breach of the terms of this Agreement by the Employee, including, without limitation, failure by the Employee to perform the Employee’s duties and responsibilities in the manner and to the extent required under this Agreement, which breach remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employee by the Employer;

(b) Conduct by the Employee that (i) constitutes fraud, dishonesty, gross malfeasance of duty or conduct grossly inappropriate to the Employee’s office; (ii) the willful violation of any banking law, rule, or banking regulation (other than a traffic violation or similar offense); (iii) an intentional failure to perform stated duties; or (iv) a breach of fiduciary duty involving personal profit. The Employee shall have been provided with an opportunity to be heard in person by the Board of Directors of Wellesley Bank (with the assistance of counsel, if desired) and, in the event of any such hearing, the decision of the Employer is confirmed by a vote of the membership of the Board of Directors of Wellesley Bank as provided in Section 3.2.1 ;

(c) Conduct resulting in the conviction of the Employee of a felony; or

(d) Conduct by the Employee that results in the permanent removal of the Employee from his position as an officer or employee of Wellesley Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Employer.

    1.8.2 With respect to termination by the Employee:

(a) a material diminution in the powers, responsibilities, duties or total compensation of the Employee hereunder by the Employer, which condition remains uncured after the expiration of thirty (30) days following the delivery of written notice of such condition to the Employer by the Employee;

(b) the failure of the Board of Directors of Wellesley Bank to maintain the Employee’s appointment to the office of its President; the failure of the Board of Directors of the Bank to maintain the Employee’s appointment to the office of President, or the office of Chief Executive Officer if so elected after the Effective Date of this Agreement; or the failure of the shareholders of Wellesley Bank to elect Employee as a director of Wellesley Bank;

(c) the Employee’s subsequent termination upon a “Change in Control”; or

(d) a material breach of the terms of this Agreement by the Employer, which breach remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employer by the Employee.

1.9 “Change in Control” means a change of ownership or control of the Bank as defined in Treasury Regulation Section 1.409A-3(g)(5) or any subsequently applicable Treasury Regulation.

1.10 “Confidential Information” means data and information relating to the Business of the Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through the Employee’s relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Without limiting the foregoing, Confidential Information shall include:

(a) all items of information that could be classified as a trade secret pursuant to Massachusetts law;

(b) the names, addresses and banking requirements of the customers of the Employer and the nature and amount of business done with such customers;

(c) the names and addresses of employees and other business contacts of the Employer;

(d) the particular names, methods and procedures utilized by the Employee and the Employer in the conduct and advertising of their business;

( e) application, operating system, communication and other computer software and derivatives thereof, including, without limitation, sources and object codes, flow charts, coding sheets, routines, sub-routing and related documentation and manuals of the Employee and the Employer; and

(f) marketing techniques, purchasing information, pncmg policies, loan policies, quoting procedures, financial information, customer data and other materials or information relating to the Employer’s manner of doing business.

Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.11 “Employer Information” means Confidential Information and Trade Secrets.

1.12 “Permanent Disability” shall mean the Employee: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Employer. Upon the request of the Plan Administrator, the Employee must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

1.13 “Term” shall mean that period of time commencing on the Effective Date and running until (a) the close of business on the last business day immediately preceding the third (3rd) anniversary.

1.14 “Trade Secrets” means information, without regard to form, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2. Duties.

2.1 The Employee is employed as the President of Wellesley Bank, subject to the direction of the Chief Executive Officer and the Board of Directors of the Bank, respectively, or their designee(s). The Employee shall perform and discharge well and faithfully the authority, duties and responsibilities which may be assigned to the Employee from time to time by the Board of Directors of the Employer in connection with the conduct of the Business of the Employer; provided, however, that, in making its assignments, the Board of Directors of the Employer shall assign only such authority, duties and responsibilities assigned to the Employee from time to time as are, in the aggregate, consistent with the duties and responsibilities as would be customarily assigned to a person occupying the positions held by the Employee pursuant to the terms of this Agreement, including, but not limited to, those set forth on Exhibit A attached hereto.

2.2 In addition to the duties and responsibilities specifically assigned to the Employee pursuant to Section 2.1 hereof, the Employee shall:

(a) devote substantially all of the Employee’s time, energy and skill during regular business hours to the performance of the duties of the Employee’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b) diligently follow and implement all management policies and decisions communicated to the Employee by the Chief Executive Officer and the Board of Directors of the Bank which are consistent with this Agreement; and

(c) timely prepare and forward to the Board of Directors of the Bank all reports and accounting as may be requested of the Employee.

2.3 The Employee shall devote the Employee’s entire business time, attention and energies to the Business of the Employer and shall not during the term of this Agreement be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Employee from

(a) investing the Employee’s personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of the Employer and which will not require any services on the part of the Employee in their operation or affairs and in which the Employee’s participation is solely that of an investor,

(b) purchasing securities or other interests in any entity provided that such purchase shall not result in the Employee’s collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer; and

(c) participating in, or serving on the boards of, charitable, educational, civic, industry, and professional organizations or affairs, and attending conferences, preparing or publishing papers or books, or teaching, so long as such activities do not conflict with the performance of the Employee’s duties at the Bank.

Notwithstanding anything to the contrary in this Section 2.3, the Employee may serve on the boards of directors of Wellesley Bank and its subsidiaries.

3. Term and Termination.

3.1 Term. This Agreement shall remain in effect for the Term. While this Agreement remains in effect, it shall automatically renew each day after the Effective Date such that the Term remains a three (3) year term from day-to-day thereafter unless any party gives written notice to the others of its or his intent that the automatic renewals shall cease.

3.2 Termination. During the Term, the employment of the Employee under this Agreement may be terminated only as follows:

    3.2.1 By the Employer:

(a) For Cause, following approval of such action by at least seventy- five (75%) of the membership of the Board of Directors of the Bank and only after providing Employee with at least thirty (30) days’ written notice, in which event the Employer shall have no further obligation to the Employee except for the payment of any amounts earned and unpaid as of the effective date of termination and accrued through operation of the Executive Salary Continuation Agreement between Employer and Employee; or

(b) Without Cause at any time, provided that the Employer shall give the Employee sixty (60) days’ prior written notice of its intent to terminate, in which event the Employer shall be required to meet its obligations to the Employee under Section 3.3 below.

    3.2.2 By the Employee:

(a) For Cause, with no prior notice except as provided in Section 1.8.2, in which event the Employer shall be required to meet its obligations to the Employee under Section 3.3 below; or

(b) Without Cause, provided that the Employee shall give the Employer sixty (60) days’ prior written notice of the Employee’s intent to terminate, in which event the Employer shall have no further obligation to the Employee except for payment of any amounts earned and unpaid as of the effective date of the termination and accrued through operation of the Executive Salary Continuation Agreement between Employer and Employee.

    3.2.3 By the Employee within the period commencing three (3) months prior to and ending twelve (12) months after a Change in Control of the Employer (the “Election Period”), provided that the Employee shall give thirty (30) days’ written notice prior to the end of the Election Period to the Employer of the Employee’s intention to terminate this Agreement, in which event the Employer shall be required to meet its obligations to the Employee under Section 3.3 below.

    3.2.4 At any time upon mutual, written agreement of the parties, in which event the Employer shall have no further obligation to the Employee except for the payment of any amounts earned and unpaid as of the effective date of the termination including amounts accrued and unpaid under the Executive Salary Continuation Agreement between Employer and Employee.

    3.2.5 Notwithstanding anything in this Agreement to the contrary, the Term shall expire automatically upon the Employee’s death or Permanent Disability, in which event the Employer shall have no further obligation to the Employee except for the payment of any amounts earned and unpaid as of the effective date of termination and amounts accrued and unpaid under the Executive Salary Continuation Agreement between Employer and Employee, if the reason for termination is the Employee’s Permanent Disability, the Employer shall pay to the Employee as liquidated damages an amount equal to Average Monthly Compensation for each full month following such termination until the later of the month prior to the month for which the Employee’s long-term disability benefits become payable or six (6) full months commencing with the month following the month in which the date of termination occurs.

3.3 Termination Payments. In the event the Employee’s employment is terminated under this Agreement prior to the expiration of the Term pursuant Section 3.2.1(b), Section 3.2.2(a) or Section 3.2.3, the Employer shall pay to the Employee as severance pay a lump sum amount equal to the product of (a) Average Monthly Compensation multiplied by (b) the number of months (including partial months) from the effective date of the termination through the then un-expired portion of the Term or, if greater, twelve. In addition, from the effective date of the termination through the then un-expired portion of the Term (or, if greater, for a period of twelve months following the effective date of the termination (the “Severance Period”), the Employer shall pay an amount equal to what would be the Employee’s cost of COBRA health continuation coverage for the Employee and eligible dependents for the greater of the Severance Period or the period during which the Employee and those eligible dependents are entitled to COBRA health continuation coverage from the Employer.

Notwithstanding any other provision of this Agreement to the contrary, if the aggregate of the payments provided for in this Agreement and the other payments and benefits which the Employee has the right to receive from the Employer (the “Total Payments”) would constitute a “parachute payment,” as defined in Section 280G(b)(2) of the Internal Revenue Code, as amended (the “Code”), the Employee shall receive the Total Payments unless the (a) after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee and the amount of any excise taxes payable by the Employee under Section 4999 of the Code that would be payable by the Employee (the “Excise Taxes”)) if the Employee were to receive the Total Payments has a lesser aggregate value than (b) the after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee) if the Employee were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to Excise Taxes (the “Reduced Payments”), in which case the Employee shall be entitled only to the Reduced Payments. If the Employee is to receive the Reduced Payments, the Employee shall be entitled to determine which of the Total Payments, and the relative portions of each, are to be reduced.

4. Compensation. The Employee shall receive the following salary and benefits during the Term:

4.1 Base Salary. The Employee shall be compensated at a base rate of One Hundred Fifty-Thousand, Sixty-Four Dollars ($150,064.00) per year, which may be increased from time to time in accordance with the immediately succeeding sentence (“Base Salary”). The Employee’s salary shall be reviewed by the Board of Directors of the Bank annually, and the Employee shall be entitled to receive annually an increase in such amount, if any, as may be determined by the Board of Directors of the Bank based upon the performance of the Employer and its compliance with regulatory standards. Such salary shall be payable in accordance with the Employer’s normal payroll practices.

4.2 Incentive Compensation.

(a) The Employee shall be eligible for an incentive bonus at the discretion of the Board of Directors subjectively based on the Bank’s performance. Such Incentive Compensation shall be awarded in November of each year.

(b) The Employee shall be eligible to receive a holiday bonus to be paid in December of each year. Such bonus shall be equal to one week’s pay.

(c) The Employee may receive an annual bonus in August of each year, to be approved annually by the Audit Committee of the Board, subject to the Employer’s profitability. The award of said annual bonus is discretionary but shall be a fixed amount of Ten Thousand and 00/100th Dollars ($10,000.00).

4.3 Benefits. The Employee shall be entitled to such benefits as may be available from time to time for senior executives of the Employer similarly situated to the Employee. All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices. Such benefits may include, by way of example only, profit sharing plans, retirement or investment funds, dental, health and life insurance benefits and such other benefits as the Employer deems appropriate. In addition, after retirement of the Employee at the end of the term of this Agreement, the Employer will pay premiums for individual medical insurance coverage, consistent with coverage offered to single salaried employees, for the Employee’s spouse until she shall be eligible for Medicare benefits.

4.4 Deferred Compensation and Split Dollar Program. The Employee shall be entitled to participate in the Split Dollar Insurance Program of the Employer in existence at the Effective Date hereof, and in future deferred compensation or split dollar programs proposed by the Governance Committee and approved by the Board of Directors of the Bank.

4.5 Automobile. On the Effective Date the Employer shall make available to the Employee, a bank owned vehicle for unrestricted business and personal use as well as expenses related to maintenance, fuel and upkeep of said vehicle. On the date of the Employee’s retirement or termination other than by the Employer for Cause pursuant to Section 1.8.1, the Employer shall transfer the title and ownership of the vehicle in use to the Employee and shall make federal and state withholding tax deposits for the quarter on behalf of the Employee in amounts calculated as the Tax Gross-up pursuant to this Section. The Tax Gross-up shall be calculated by first determining the fair value of the vehicle at the date of transfer. This fair value will be divided by the Tax % and the fair value will then be subtracted for the result to determine the Tax Gross-up to be deposited. The Tax % will be the result of subtracting the sum of the Employee’s marginal tax rates for federal and state income taxes, employee Medicare tax, and, if applicable, employee Social Security tax from 100.0%.

4.6 Business Expenses. The Employer shall reimburse the Employee for reasonable business (including travel) expenses incurred by the Employee in performance of the Employee’s duties hereunder; provided, however, that the Employee shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

4.7 Professional Associations. The Employee shall be entitled to attend such courses, conferences and seminars of his selection at the Employer’s expense, including the cost of spouse accompanied travel when deemed appropriate by the Board, provided that the Employer shall only be required to cover reasonable expenses associated with the Employee’s attendance at such courses, conferences and seminars that are incurred consistent with the Employer’s budget operating plan and policies then in effect.

4.8 Worksite Location. The Employee shall maintain an office in the Employer’s executive offices. The Employee shall be present at such office on a reasonable basis.

4.9 Vacation. On a non-cumulative basis the Employee shall be entitled to a minimum of four (4) weeks of vacation annually, during which the Employee’s compensation shall be paid in full.

4.10 Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income tax, FICA and other withholding requirements.

5. Employer Information.

5.1 Ownership of Information. All Employer Information received or developed by the Employee while employed by the Employer will remain the sole and exclusive property of the Employer.

5.2 Obligations of the Employee. The Employee agrees (a) to hold Employer Information in strictest confidence, and (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret. In the event that the Employee is required by law to disclose any Employer Information, the Employee will not make such disclosure unless (and then only to the extent that) the Employee has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Employee becomes aware that such disclosure has been requested and is required by law. This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement with respect to Confidential Information, and shall survive termination of this Agreement for so long as is permitted by the then-current Trade Secret statute as defined in M.G.L. Ch. 266, § 30(4).

5.3 Delivery upon Request or Termination. Upon request by the Employer, and in any event upon termination of the Employee’s employment with the Employer, the Employee will promptly deliver to the Employer all property belonging to the Bank, including without limitation all Employer Information then in the Employee’s possession or control.

6. Non-Competition. The Employee agrees that during his employment by the Employer hereunder and, in the event of his termination other than by the Employer without Cause pursuant to Section 3.2.l(b), by the Employee for Cause pursuant to Section 3.2.2(a), or by the Employee pursuant to Section 3.2.3, for a period of twelve (12) months thereafter, the Employee will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in any business which is the same as or essentially the same as the Business of the Employer.

7. Non-Solicitation of Customers. The Employee agrees that during the Employee’s employment by the Employer hereunder and, in the event of Employee’s termination other than by the Employer without Cause pursuant to Section 3.2.1(b), by the Employee for Cause pursuant to Section 3.2.2(a), or by Employee pursuant to Section 3.2.3, for a period of twelve (12) months thereafter, the Employee will not (except on behalf of or with the prior written consent of Employer), on Employee’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Bank’s customers, including actively sought prospective customers, with whom Employee has or had material contact during the last two years of Employee’s employment, for purposes of providing products or services that are competitive with those provided by the Bank.

8. Non-Solicitation of Employees. The Employee agrees that during the Employee’s employment by the Employer hereunder and, in the event of the Employee’s termination other than by the Employer without Cause pursuant to Section 3.2.1 (b), by the Employee for Cause pursuant to Section 3.2.3(a), or by the Employee pursuant to Section 3.2.3, for a period of twelve (12) months thereafter, the Employee will not on the Employee’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the Bank or its Affiliates, whether or not such employee is a full-time employee or a temporary employee of the Bank or its Affiliates and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

9. Remedies. The Employee agrees that the covenants contained in Sections 5 through 8 hereof are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should he breach any of the covenants. Therefore, the Employee agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Employer and the Employee agree that all remedies available to the Employer or the Employee, as applicable, shall be cumulative. In addition, in the event the Employee fails to comply with any of the covenants contained in Section 5 hereof and such failure shall not be cured to the reasonable satisfaction of the Employer within thirty (30) days after receipt of written notice thereof from the Employer, the Employer shall thereupon be relieved of liability for all obligations then remaining under Section 3.3 hereof.

10. Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11. No Set-Off by the Employee. The existence of any claim, demand, action or cause of action by the Employee against the Bank, or any Affiliate of the Bank, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12. Notice. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(a)	If to the Employer at:

Wellesley Bank

Attention: Edwin G. Silver

40 Central Street

Wellesley, MA 02482

(b)	If to the Employee at:

Thomas J. Fontaine

11 Shelley Road

Wellesley, MA 02481

13. Assignment. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party hereto; provided, however, that this Agreement shall be assumed by and shall be binding upon any successor to the Employer.

14. Waiver. A waiver by the Employer of any breach of this Agreement by the Employee shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15. Arbitration. Except for any claim for injunctive relief, any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Employer and the Employee agree that they will seek to enforce any arbitration award in the Superior Court of Norfolk County. The decision of the arbitration panel shall be final and binding upon the parties and judgment upon the award rendered by the arbitration panel may be entered by any court having jurisdiction. The Employer and the Employee agree to share equally the fees and expenses associated with the arbitration proceedings. Employee must initial here: TJF

16. Attorneys’ Fees. With respect to arbitration of disputes and if litigation ensues between the parties concerning the enforcement of an arbitration award, each party shall pay its own fees, costs and expenses; provided, however, the Employer shall advance to the Employee reasonable fees, costs and expenses incurred by the Employee in preparing for and in initiating or defending against any proceeding or suit brought to enforce rights or obligations set forth in this Agreement. Such advances shall be made within thirty (30) days after receiving copies of invoices presented by the Employee for such fees, costs and expenses. The Employee shall have the obligation to reimburse the Employer within sixty (60) days following the final disposition of the matter (including appeals) to the full extent of the aggregate advances unless the panel of arbitrators or court, as the case may be, has ruled in favor of the Employee on the merits of the substantive issues in dispute.

17. Applicable Law. This Agreement shall be construed and enforced under and in accordance with the laws of the Commonwealth of Massachusetts. The parties agree that the Superior Court of Norfolk County, Massachusetts, shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

18. Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural, and vice versa. The terms “herein,” “hereunder,” “hereby, “hereto, “hereof and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19. Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Employee unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated;

provided, however, that this Agreement shall not alter, limit or otherwise impair the Employee’s rights under his existing defined contribution index retirement plan implemented by (Bank Name), the Employee’s personal disability policy or under any tax-qualified retirement plan in which the Employee is or may become a participant.

20. Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21. Survival. The obligations of the Employer pursuant to Sections 3.2.5 and 3.3 and the obligations of the Employee pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Employee hereunder for the period designated under each of those respective sections.

IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement in accordance with the provisions hereof.

EMPLOYER: Wellesley Bank, by Bank Representative:

Clerk
Theodore F. Parker,
Date: 16 May 2007

ATTEST:

Date: 16 May 2007

EMPLOYEE: Thomas J. Fontaine
Date: 16 May 2007

ATTEST:

Date: 16 May 2007

Exhibit A

Duties of the Employee

Foster a corporate culture that promotes ethical practices, encourages individual integrity, fulfills social responsibility, and is conducive to attracting, retaining and motivating a diverse group of top-quality employees at all levels.

Work with the Chief Executive Officer and the Board of Directors of the Employer to develop a long-term strategy for the Employer.

Use best efforts to achieve the Employer’s financial and operating goals and objectives.

Direct and participate the lending efforts of the Employer and promote success therein.

Perform such duties as are required by federal and Massachusetts laws and regulations and by the policy of the Employer.

Report to the Chief Executive Officer of the Employer and perform such legal and ethical duties as delegated.

Serve on the Board of Directors of Wellesley Securities Corporation and the Employer.

Assist with strategic planning and goal development and assist in any merger and acquisition activities as directed by the Chief Executive Officer and the Board of Directors.

Identify traditional; and non-traditional opportunities on behalf of the Employer.

Maintain relations with other banks and peers.

Participate in local civic, professional, educational, and charitable organizations to promote the success of the bank and its community based image.